UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

Allianz Funds

Allianz Funds Multi-Strategy Trust

1633 Broadway

New York, New York 10019

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS FILING CONSISTS OF (I) LETTERS TO SHAREHOLDERS OF THE SERIES OF ALLIANZ FUNDS AND ALLIANZ FUNDS MULTI-STRATEGY TRUST REGARDING THE COMBINED SPECIAL MEETING OF SHAREHOLDERS, TO BE HELD VIRTUALLY ON OCTOBER 28, 2020 (THE “MEETING”), AND RELATED PROXY STATEMENT; (II) FREQUENTLY ASKED QUESTIONS (FAQ’s) REGARDING THE MEETING AND RELATED PROXY STATEMENT; AND (III) CALL CENTER PHONE SCRIPT RELATED TO THE MEETING.

October 2020

URGENT

Re: Your investment with Allianz Global Investors Funds.

Dear Shareholder,

We have attempted to contact you regarding an important matter pertaining to your investment in Allianz Global Investors Funds.

Please contact us immediately at 1-833-934-2736, Monday through Friday, between the hours of 9:00 a.m. to 10:00 p.m. Eastern time.

This matter is very important and will only take a moment of your time.

Broadridge Financial Solutions has been engaged by Allianz Global Investors to contact you.

Thank you in advance for your assistance with this matter.

Sincerely,

Michael Collins

Vice President and General Manager

Broadridge Financial Solutions

Please respond immediately on this very important matter regarding your investment!

Dear Valued Allianz Shareholder:

You are a valued member of the Allianz Global Investors Funds family and we need your vote. As of today, the proxy process related to fund(s) you invest in cannot move forward because not enough shareholders have submitted their votes on the proposals included in the proxy materials. The Board of Trustees unanimously recommends a vote “FOR” the proposals. Your vote is critical to helping us reach quorum.

●   Call a proxy voting specialist today at 1-833-934-2736. Representatives are available weekdays from 9:00 a.m. to 10 p.m. ET. You can also call the toll-free touchtone phone number located on your proxy card, enter the control number and follow the prompts.

● Vote by Internet at www.proxyvote.com and enter the control number on your proxy card and follow the prompts.

●   Vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-paid envelope provided in this package. If convenient for you, please utilize the phone or internet voting options to ensure your vote is received in time.

We appreciate you taking immediate action to vote your shares today!

Sincerely,

Please respond immediately on this very important matter regarding your investment!

Dear Valued Allianz Shareholder:

You are a valued member of the Allianz Global Investors Funds family and we need your vote. As of today, the proxy process related to fund(s) you invest in cannot move forward because not enough shareholders have submitted their votes on the proposals included in the proxy materials. The Board of Trustees unanimously recommends a vote “FOR” the proposals. Your vote is critical to helping us reach quorum.

● Vote by Internet at www.proxyvote.com and enter the control number on your proxy card and follow the prompts.

●   Vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-paid envelope provided in this package. If convenient for you, please utilize the phone or internet voting options to ensure your vote is received in time.

We appreciate you taking immediate action to vote your shares today!

Sincerely,

◾	What is happening?

On July 7, 2020, Allianz Global Investors U.S. LLC (“AllianzGI U.S.”) announced that it had agreed to a strategic partnership with Virtus Investment Partners, Inc., which operates a multi-boutique asset management business. Central to the strategic partnership, Virtus Investment Advisers, Inc. will become investment adviser to certain AllianzGI U.S.’s retail open- and closed-end funds, as well as the named investment adviser to AllianzGI U.S.’s retail separate account clients, while AllianzGI U.S. assumes the role of sub-adviser to these client assets. As part of the strategic partnership, affiliates of Virtus Investment Partners, Inc. will become distributor, administrator and transfer agent of the Funds. The transition to these new arrangements is expected to be completed at a time agreed by AllianzGI U.S. and Virtus (the “Closing”) prior to the end of 2020.

This FAQ focuses on matters on which shareholders of AllianzGI U.S.’s retail open-end funds (“Shareholders”), namely series of Allianz Funds (“AF”) and Allianz Funds Multi-Strategy Trust (“MST”) (each a “Trust”)(collectively, the “Funds”), will be asked to vote. Matters pertaining to other AllianzGI products are not addressed here; information on the AllianzGI closed-end funds is provided in a separate FAQ.

◾	Who is Virtus Investment Advisers, Inc.?

Virtus Investment Advisers, Inc. (“Virtus”) is a wholly-owned subsidiary of Virtus Partners, Inc., which in turn is a wholly-owned subsidiary of Virtus Investment Partners, Inc. Virtus acts as the investment adviser for over 40 mutual funds. As of June 30, 2020, Virtus had approximately $32.1 billion in assets under management. Virtus has acted as an investment adviser for over 80 years and is an indirect wholly-owned subsidiary of Virtus Investment Partners, Inc., a publicly traded multi-manager asset management business.

◾	What is the impact to AllianzGI U.S. LLC’s Retail Open-End Funds?

Under the strategic partnership, Virtus will become the investment adviser of the Funds not liquidating prior to the Closing of the Transition (the “Continuing Funds”). The governance of the Funds is expected to be more closely aligned with other Virtus-sponsored funds. The same AllianzGI U.S. portfolio management teams will continue to manage the Continuing Funds in a sub-advisory capacity. All Continuing Funds other than the those managed by AllianzGI U.S.’s Dallas-based Value Equity U.S. portfolio management team will be managed by employees of AllianzGI U.S (the “AllianzGI-Subadvised Continuing Funds”). The Continuing Funds currently managed by the Value Equity U.S. portfolio management team (the “Value Equity Continuing Funds”) will continue to be managed by that team. The Value Equity U.S. portfolio management team will become employees of NFJ Investment Group, LLC, a newly formed Virtus affiliated registered investment adviser (the “Virtus Value Equity Subadviser”), as described further below.

As investment adviser, Virtus would be responsible for overseeing AllianzGI U.S. and Virtus Value Equity Subadviser, including the portfolio management teams of each Fund.

◾	What is happening to the Value Equity U.S. Portfolio Management Team?

The Value Equity U.S. portfolio management team, to be employed by the Virtus Value Equity Subadviser, is the same portfolio management team currently providing portfolio management to the value equity strategies as employees of AllianzGI U.S. In connection with the strategic partnership between AllianzGI U.S. and Virtus, that team will no longer be employed by AllianzGI U.S. and will instead be employed by the Virtus Value Equity Subadviser.

Consistent with the proposed subadvisory agreement with the Virtus Value Equity Subadviser, the portfolio management team will continue to provide the same portfolio management services, in the same strategies, as are currently being provided by AllianzGI U.S. No changes to the portfolio management team or the principal investment strategies or risks of the relevant Funds are expected in connection with the subadvisory agreement. However, AllianzGI U.S., currently the investment manager, would cease providing services with respect to the value equity strategies. Furthermore, as investment adviser, Virtus would be responsible for overseeing the performance and operations of the Virtus Value Equity Subadviser.

◾	How will this Transition of the Funds be accomplished?

The Trusts will convene a joint special meeting of the Funds’ Shareholders, scheduled for October 28, 2020, to be held virtually via webcast, for purposes of approving a series of changes that will allow a transition (the “Transition”) to a new management structure in line with the recently announced strategic partnership between AllianzGI U.S., the manager of the Funds, and Virtus. Assuming sufficient support for approving the Proposals, the Closing will be effected by AllianzGI U.S. and Virtus thereafter.

◾

What are the specific series of changes Shareholders of the Funds are being asked to vote on that would help facilitate the strategic partnership arrangement among AllianzGI U.S., the Virtus Value Equity Subadviser and Virtus?

The specific matters on which Shareholders will be asked to vote, all of which are discussed in more detail in the Proxy Statement for the Funds (the “Proposals”) are as follows:

1.	Approval of the election of thirteen (13) Trustees by Shareholders of each Trust. Three (3) nominees are currently Trustees of both Trusts.

2.	Approval of a new investment advisory agreement between each Trust and Virtus by Shareholders of the Continuing Funds;

3A.	Approval of a new subadvisory agreement with AllianzGI U.S. by Shareholders of the AllianzGI-Subadvised Continuing Funds;

3B.	Approval of a new subadvisory agreement with the Virtus Value Equity Subadviser by Shareholders of the Value Equity Continuing Funds;

4.

Approval of a proposal authorizing Virtus to hire, terminate and replace affiliated (both wholly-owned and partially-owned) and unaffiliated subadvisers for the Funds or to modify subadvisory agreements for the Continuing Funds without shareholder approval, and to permit the Continuing Funds to disclose advisory and subadvisory fee information in an aggregated manner;

5.	Approval of a change in the classification of AllianzGI Focused Growth Fund from a “diversified” fund to a “non-diversified” fund by Shareholders of AllianzGI Focused Growth Fund; and

6.	To consider and act upon such other matters as may properly come before the joint special meeting of Shareholders and any adjournment(s) or postponement(s) thereof.

◾	What is the Boards’ and AllianzGI U.S.’s Rationale for the Proposals?

The Board of Trustees of each Trust, including the Independent Trustees, unanimously recommends that Shareholders vote FOR the Proposals, as applicable.

While AllianzGI U.S. has served the Trusts well for many years, it has determined to exit the U.S. fund business except in its role as subadviser. The combination of AllianzGI U.S.’s portfolio management expertise with Virtus’ investment oversight and administration capabilities are intended to result in mutually beneficial growth.

In addition, the Boards and AllianzGI U.S. believe that each Continuing Funds’ Shareholders will benefit by moving to a combined management structure due, in part, to the operational and administrative efficiencies that are expected to result from the Transition.

◾	Who are the nominees that are being proposed to be elected to the Boards of Trustees of the Trusts?

As described in detail in the proxy statement, it is proposed that thirteen (13) nominees be elected to the Boards of the Trusts. The current Boards of the Trusts propose that three (3) of such nominees who are currently Trustees continue to serve as Trustees of the Trusts. In addition, the Boards of the Trusts propose that the remainder of the nominees, each of whom currently serves as a director/trustee on the boards of Virtus-advised funds and is familiar with oversight of the Virtus-advised funds, be newly elected as Trustees of the Trusts.

◾	What if a Fund is not a Continuing Fund; Why am I being asked to vote?

So long as a Fund had shares outstanding as of September 10, 2020 (the “Record Date”), Shareholders of such Fund, regardless of whether the Fund is a Continuing Fund, are being asked to elect the nominees to the Boards of the Trusts.

◾	What is the rationale for the Proposal to reclassify AllianzGI Focused Growth Fund from a “diversified” fund to a “non-diversified” fund?

The Board of Trustees has approved, and recommends that Shareholders of AllianzGI Focused Growth Fund (for the purposes of this section, the “Fund”) approve, the reclassification of the Fund from a “diversified” fund to a “non-diversified” fund. The reclassification is proposed, among other reasons, to better reflect the Fund’s current and expected investment activity.

Furthermore, based on its experience and investment analysis, AllianzGI U.S. believes that, given the Fund’s strategy to focus its investments in a small number of business sectors or industries, the reclassification of the Fund to non-diversified may increase the probability of improved absolute and relative performance over the long-term. The Fund’s current classification as diversified has limited the Fund’s investment universe, in terms of relative weighting, when compared to its benchmark index, the Russell 1000 Growth. AllianzGI U.S. believes that this increased investment flexibility would also permit the investment team to more effectively manage the Fund and may provide more opportunities to enhance the Fund’s absolute and relative performance.

◾

What is the rationale for the Proposal to permit Virtus to hire and replace subadvisers or to modify subadvisory agreements without Shareholder approval, and to permit the Funds to disclose advisory and subadvisory fee information in an aggregated manner?

The Boards of the Trusts have approved, and recommend that Shareholders approve, the proposal that would enable the Continuing Funds to be managed in a “manager of managers” structure, whereby Virtus is responsible for the management of the Continuing Funds’ investment programs and for evaluating and selecting subadvisers on an ongoing basis and making any recommendations to the Board regarding hiring, retaining or replacing subadvisers, while the selected subadvisers are responsible for portfolio management, compliance with the respective Fund’s(s’) investment policies and procedures, compliance with applicable securities laws and assurances thereof. Subject to certain conditions, the SEC has granted an order exempting Virtus from the federal securities law requirements to obtain Shareholder approval regarding unaffiliated and wholly-owned subadvisers (the “Virtus Exemptive Order”), as described in detail in the proxy statement. The Virtus Exemptive Order permits Virtus to hire new unaffiliated and wholly-owned subadvisers, and to amend subadvisory agreements with such subadvisers, with the approval of the board of the affected fund, but without the approval of Shareholders, provided Shareholders approve Virtus’ authority to operate in this manger. In addition, the Virtus Exemptive Order allows for funds to disclose their advisory fees paid on an aggregate, rather than individual, basis in disclosure documents. The Virtus Exemptive Order is available to all funds advised by Virtus, which would include, if Proposals 1, 2 and 3 are approved and implemented, the Continuing Funds. Shareholder approval of this Proposal would not result in an increase or decrease in the total amount of investment management fees that would be paid by the Funds to Virtus.

As described further in the proxy statement, without the ability to utilize the Virtus Exemptive Order, in order for Virtus to appoint a new subadviser or modify a subadvisory agreement materially, a Board must call and hold a Shareholder meeting of that Fund, create and distribute proxy materials and solicit votes from the Fund’s Shareholders. This process is time consuming and costly. In light of this and other important considerations, the Boards of the Trusts have concluded that it is in the best interest of the Funds and their Shareholders to afford Virtus the flexibility to provide investment advisory services to each Fund through one or more subadvisers that have particular expertise in the type of investments in which a Fund invests.

◾	Are there contingencies to the Closing of the Transition?

The completion of the Transition is dependent on the mutual agreement of Virtus and AllianzGI U.S. to proceed with their strategic partnership and to transition operational control of the Funds. Even if Shareholders approve the Proposals for a particular Fund, Proposals 1 through 4 will not move forward if Virtus and AllianzGI U.S. do not proceed with the Closing of the Transition. This is because the proposed Transition relates to a new constellation of management arrangements. With respect to each individual Continuing Fund, Proposals for the approval of the new investment advisory and subadvisory agreements (Proposals 2 and 3) are contingent on one another. Approval of the new investment advisory agreement for each Fund is dependent on approval of the new subadvisory agreement and vice versa; neither Proposal will proceed without approval of the other. Lastly, there may be circumstances where a Fund does not reach a quorum or a sufficient number of votes to approve a Proposal, but AllianzGI U.S. and Virtus nevertheless proceed to Closing. In the absence of Shareholder approval of the new investment advisory and subadvisory agreements for one or more Continuing Funds, there would be no automatic change to existing contractual arrangements; however, the Trustees (either acting of their own accord or responding to action taken or a proposal by AllianzGI U.S. and/or Virtus) may take such further action as they may deem to be in the best interests of the Shareholders of the relevant Funds, with one possible outcome being the liquidation and termination of those Funds.

◾	When are the changes anticipated to go into effective?

The target closing date of the Transition is no later than December 31, 2020, the Closing.

◾	Does the Transition require shareholder approval?

It is important to note that, shareholders are NOT being asked to vote on the Transition itself. Rather, shareholders are being asked to vote on certain proposals that are being presented to them as a result of the Transition in the summary list below.

The shareholder vote is expected to occur at a joint special meeting scheduled for 10:00 a.m., Eastern time, on October 28, 2020, to be held virtually via webcast.

◾	What are the voting requirements for each of the Proposals?

In each case, other than for the election of trustees, each Continuing Fund’s Shareholders can effectively approve a Proposal by an affirmative vote of a majority of the outstanding shares of that Continuing Fund, which means the affirmative vote of 67% or more of voting shares where a 50% quorum has been reached. For the election of trustees, Shareholders of each Trust, including each Fund and class of shares thereof, will vote collectively as a single class, but separately from the other Trust. The election of each nominee must be approved by a vote of a plurality of the relevant Trust’s shares.

◾	Will there be changes in the fees and expenses of my Fund?

The Boards of the Trusts believe that the Funds will benefit from Virtus’ and its affiliates’ high quality of fund services and oversight, increased economies of scale, and will be well-positioned for future growth. As discussed in detail in the proxy statement, investment management/advisory fees for the Continuing Funds will be maintained at current levels and the Continuing Funds will have expense limitation arrangements in place that will contractually limit each Continuing Fund’s total operating expenses for all classes of shares so that, on a net basis, such expenses will be equal to or lower than current net total expenses for at least two years following the Closing.

◾	List of Funds to be subadvised by AllianzGI U.S. following the Transition to Virtus as the Investment adviser:

Allianz Funds	MST
AllianzGI Emerging Markets Opportunities Fund	AllianzGI Convertible Fund
AllianzGI Focused Growth Fund	AllianzGI Core Plus Bond Fund
AllianzGI Global Small-Cap Fund	AllianzGI Emerging Markets Consumer Fund
AllianzGI Health Sciences Fund	AllianzGI Global Allocation Fund
AllianzGI Income & Growth Fund	AllianzGI Global Dynamic Allocation Fund
AllianzGI Mid-Cap Fund	AllianzGI Global Sustainability Fund
AllianzGI Small-Cap Fund	AllianzGI High Yield Bond Fund
AllianzGI Technology Fund	AllianzGI International Small-Cap Fund
AllianzGI Preferred Securities and Income Fund
AllianzGI Short Duration High Income Fund
AllianzGI Water Fund

◾	List of Funds to be subadvised by the Virtus Value Equity Subadviser, following the Transition to Virtus as the Investment adviser:

Value Equity Allianz Funds	Value Equity MST
AllianzGI Dividend Value Fund	AllianzGI Emerging Markets Value Fund
AllianzGI International Value Fund
AllianzGI Large-Cap Value Fund
AllianzGI Mid-Cap Value Fund
AllianzGI Small-Cap Value Fund

◾	List of Funds operational as of the Record Date but which are not included among the Continuing Funds:

Allianz Funds	MST
AllianzGI Best Styles Global Equity Fund
AllianzGI Best Styles U.S. Equity Fund
AllianzGI Core Bond Fund
AllianzGI Emerging Markets Small-Cap Fund
AllianzGI Emerging Markets SRI Debt Fund
AllianzGI Floating Rate Note Fund
AllianzGI Green Bond Fund
AllianzGI Multi Asset Income Fund
AllianzGI Retirement 2020 Fund
AllianzGI Retirement 2025 Fund
AllianzGI Retirement 2030 Fund
AllianzGI Retirement 2035 Fund
AllianzGI Retirement 2040 Fund
AllianzGI Retirement 2045 Fund
AllianzGI Retirement 2050 Fund
AllianzGI Retirement 2055 Fund
AllianzGI PerformanceFee Managed Futures Strategy Fund
AllianzGI PerformanceFee Structured US Equity Fund
AllianzGI Short Term Bond Fund
AllianzGI Structured Return Fund

For any questions regarding the Proxy Statement, Shareholders should call contact Broadridge Financial Solutions, Inc. at 833-934-2736. For questions related to the Funds, Shareholders should contact Investor Services at 1-800-498-5413 (for Institutional Class, Class R6, Class P and Administrative Class Shares) or 1-800-988-8380 (for Class A, Class C and Class R Shares), visit Funds’ website at us.allianzgi.com. You may obtain copies of the Proxy Statement without charge by calling Broadridge Financial Solutions, Inc. at the number above. The Proxy Statement and any definitive additional soliciting materials are available on the Funds’ website at: https://us.allianzgi.com/documents/Allianz-Funds-and-Allianz-Multi-Strategy-Trust-Funds-Proxy.

September 28, 2020

Allianz Global Investors Funds

Meeting Date: October 28, 2020

Toll Free Number: 833-934-2736

Inbound Greeting:

Thank you for calling the Broadridge Proxy Services Center for the Allianz Global Investors Funds shareholder meeting. My name is <Agent Name>. How may I assist you today?

General Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hello Mr./Ms. <Shareholder’s Last Name>. My name is <agent name> and I am a proxy voting specialist calling in connection with the Allianz Global Investors Funds Shareholder Meeting to confirm you have received the proxy materials for the special meeting of shareholders scheduled for October 28, 2020. Have you received proxy materials?

Near Meeting Date Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hello Mr./Ms.<last name>. My name is <agent name> and I am a proxy voting specialist calling in connection with the Allianz Global Investors Funds shareholder meeting to confirm you have received the proxy materials for the special meeting of shareholders scheduled to occur in just a few days on October 28, 2020. Have you received proxy materials?

Adjournment Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hi Mr. /Ms.                , my name is <Agent Name> and I am a proxy voting specialist calling in connection with the Allianz Global Investors Funds shareholder meeting at which you are entitled to vote. Due to the lack of shareholder participation to date, the special meeting of shareholders has been adjourned to <date/time>. Have you received proxy materials?

Voting:

Your board recommends that you vote “FOR” the proposals. Would you like to vote along with the recommendations of the board for all your accounts?

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Thank you, I am recording your <for, against, abstain> vote. For confirmation purposes, please state your full name.

And according to our records, you currently reside in <read street address, city, and state > is that correct? For confirmation purposes, please state your zip code.

Thank you. You will receive a confirmation of your voting instructions within 5 days. If you have any questions, please contact us at this toll-free number 833-934-2736.

Mr./Ms. <Shareholder’s Last Name>, your vote is important, and your time is appreciated. Thank you and have a good <day, evening, night>.

If Unsure of voting or does not want to vote along with the recommendation of the Board:

Would you like me to review the proposals with you?    <After review, ask them if they would like to vote now over the phone>.

If not received/Requesting material to be re-mailed:

I can resend the proxy materials to you, or I can review the proposals with you and record your vote immediately by phone. <Pause for response>

After review, ask them if they would like to vote now over the phone:

Your Board recommends that you vote “FOR” the proposals. Would you like to vote along with the recommendations of the Board for all your accounts?

If they don’t want proposals reviewed:

Do you have an email address this important shareholder proxy information can be sent to? <If yes, enter the email address in the notes and read it back phonetically to the shareholder.>

Thank you. You should receive the proxy materials shortly and the materials will inform you of the methods available to cast your vote, one of which is to call us back at proposals.

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today and have a wonderful day/evening.

Registered holder wants a new proxy card/or their control number <send complete contact information name, address, control #, & shares to Broadridge>:

Your control number can be found on your proxy card. I can arrange to have a new proxy card sent to you. Or, I can record your voting instructions right now so that it will be represented at the upcoming meeting. Your board is recommending you vote FOR the proposals.

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Beneficial holder wants a new VIF/or their control number:

Your control number can be found on your Vote Instruction Form. You can contact your broker/financial advisor and they can arrange to have a new vote instruction form sent to you. Or, I can record your voting instructions right now so that it will be represented at the upcoming meeting. Your board is recommending you vote FOR the proposals.

ANSWERING MACHINE MESSAGE:

Hello, my name is <Agent Name> and I am a proxy voting specialist calling in connection with the upcoming Allianz Global Investors Funds shareholder meeting, at which you are entitled to vote. You should have received proxy material electronically or in the mail concerning the special Meeting of Shareholders to be held on October 28, 2020.

Your vote is very important. Please sign, date and promptly mail your proxy card in the postage-paid envelope provided. Internet and telephone voting are also available. To vote over the Internet please visit proxyvote.com and follow the instructions provided in the proxy materials. If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at 833-934-2736 and a proxy voting specialist will assist you. Specialists are available Monday through Friday, 9AM to 10PM Eastern Time. Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.

AUTOMATED ANSWERING MACHINE MESSAGE:

Hello, this is the Broadridge Proxy Services Center calling with an important message regarding the upcoming Allianz Global Investors Funds shareholder meeting. You should have received proxy material electronically or in the mail concerning the special Meeting of Shareholders to be held on October 28, 2020.

Your vote is very important. Please sign, date and promptly mail your proxy card in the postage-paid envelope provided. Internet and telephone voting are also available. To vote over the Internet please visit proxyvote.com and follow the instructions provided in the proxy materials. If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at 833-934-2736 and a proxy voting specialist will assist you. Specialists are available Monday through Friday, 9AM to 10PM Eastern Time. Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.

INBOUND - CLOSED RECORDING:

Thank you for calling the Broadridge Proxy Services Center. Our offices are now closed. Please call us back during our normal business hours which are, Monday through Friday, 9AM to 10PM Eastern Time. Thank you.

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INBOUND - CALL IN QUEUE MESSAGE:

Thank you for calling the Broadridge Proxy Services Center. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE:

Thank you for calling the Broadridge Proxy Services Center. The Shareholder meeting has been held and as a result, this tollfree number is no longer in service for proxy related calls. If you have questions about your investment, please contact your Financial Advisor or the fund company directly. Thank you and have a nice day.

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